Williams Controls Announces Strong Second Quarter 2006 Results

PORTLAND, OR -- 05/11/2006 -- Williams Controls, Inc. (the "Company") (OTC BB: WCON) today announced its results for the 2006 second quarter ended March 31, 2006.

Net sales of $18,796,000 were up 7.0% from net sales of $17,567,000 reported in the second quarter last year. Net sales for the six months ended March 31, 2006 increased $2,192,000, or 6.7%, to $34,928,000 from $32,736,000 for the comparable period last year. The Company reported net income for the quarter of $2,438,000, or $0.32 per diluted share, compared to $1,775,000, or $0.22 per diluted share, for the corresponding quarter in 2005. Net income for the six months ended March 31, 2006 was $3,965,000, or $0.52 per diluted share, compared to $3,489,000, or $0.44 per diluted share, for the six months ended March 31, 2005.

The increase in sales for this year's second quarter and the six months ended March 31, 2006 was primarily driven by an increase in electronic throttle control sales volumes for our North American and Asian heavy truck, transit bus and off-road customers, and to a lesser extent increases in sales of our pneumatic control systems.

The higher sales levels translated into gross profit improving for the 2006 second quarter to $6,758,000, an 11.5% increase from gross profit of $6,062,000 in the 2005 second fiscal quarter and for the first six months of fiscal 2006 gross profit improved to $12,086,000 from $11,183,000, an 8.1% increase from the prior year. Higher sales levels and to a lesser degree a reduction in our warranty liability during the second quarter of fiscal 2006 were the main factors driving the improvement. Countering a portion of this improvement was the increased overhead expenses at our Suzhou, China manufacturing facility, which was opened in the second quarter of fiscal 2005 and increased cost of raw materials due to higher worldwide prices for zinc and aluminum.

Operating expenses increased $162,000 and $474,000 for the three and six month periods ended March 31, 2006, respectively, over the same periods last year. The Company began several strategic growth initiatives in mid-2005, including establishing sales and manufacturing operations in China, opening a sales and technical office in Europe, development of sensors for use in our electronic throttle control product lines, and systems infrastructure improvements to support these operations. These activities contributed to increased operating expenses for both the second quarter and six months ended March 31, 2006. Additionally, use of the fair value method to recognize equity-based compensation cost under SFAS No. 123R, which was implemented during the first quarter of fiscal 2006, increased operating expenses $107,000 in the second quarter of fiscal 2006 and $200,000 for the first six months of fiscal 2006.

Interest expense decreased for both the second quarter and first six months of fiscal 2006 primarily due to reductions in debt levels of $3,825,000 since March 31, 2005, offset by slightly higher interest rates. During the second quarter and six months ended March 31, 2005, gains of $27,000 and $382,000, respectively, were recognized related to the put/call option agreement with AIP. This agreement was settled during the first quarter of 2006 with no income or expense being recognized.

Williams Controls' President and Chief Executive Officer, Patrick W. Cavanagh stated, "Our Asian strategy delivered results in the quarter as we started making production shipments to select OEM customers in China and North America from our manufacturing facility in Suzhou, China. Additionally, our increased penetration of the Asian markets resulted in significant sales increases over the same time frame last year." He continued, "Early in the second quarter we began volume production of the Williams designed electronic position sensor, which is a critical component of our electronic throttle pedals. We also started production deliveries of our new adjustable pedals systems during the quarter." He concluded, "Production deliveries of our new adjustable pedals systems and electronic position sensors are important milestones in our efforts to strengthen and expand our position as the leading supplier of electronic throttle pedals to the heavy truck, bus and off-road markets."

Williams will hold an investor conference call at 4:15 p.m. Eastern Time on Thursday, May 11, 2006 to provide an overview of the second quarter fiscal 2006 financial performance and business highlights. You are invited to listen to the conference call by dialing 1-888-665-2348 (domestic) or 1-706-643-4013 (international). Participants should call prior to the start time to allow for registration. The Conference Access Code is 8785011. An audio replay will be available by telephone through May 31, 2006. The telephone number to access the replay is 1-800-642-1687 (domestic) and 1-706-645-9291 (International). The access code will be 8785011.

ABOUT WILLIAMS CONTROLS

Williams Controls is a leading designer and manufacturer of Electronic Throttle Control Systems for the heavy truck and off-road markets. For more information, you can find Williams Controls on the internet at www.wmco.com.

The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These forward-looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

                          Williams Controls, Inc.
        Unaudited Condensed Consolidated Statements of Operations
        (Dollars in thousands, except share and per share amounts)

                           Three month Three month  Six month   Six month
                             period      period      period      period
                             ended       ended       ended       ended
                             3/31/06     3/31/05     3/31/06     3/31/05
                           (unaudited) (unaudited) (unaudited) (unaudited)
                           ----------- ----------- ----------- -----------
Net sales                  $    18,796 $    17,567 $    34,928 $    32,736
Cost of sales                   12,038      11,505      22,842      21,553
Gross profit                     6,758       6,062      12,086      11,183
Research and development
 expense                           814         860       1,662       1,590
Selling expense                    531         295         979         610
Administration expense           1,508       1,536       2,853       2,820
Operating income                 3,905       3,371       6,592       6,163
Interest income                    (13)        (20)        (40)        (20)
Interest expense                   314         360         632         822
Gain on put/call option
 agreement                           -         (27)          -        (382)
Other (income) expense, net       (158)         (6)       (166)        (24)
Income before income taxes       3,762       3,064       6,166       5,767
Income tax expense               1,324       1,289       2,201       2,278
Net income                 $     2,438 $     1,775 $     3,965 $     3,489
Earnings per share
 information:
Basic -
Net income per common
 share                     $      0.33 $      0.23 $      0.53 $      0.45
Weighted average shares
 used in per share
 calculation - basic         7,395,837   7,771,568   7,426,809   7,771,568
Diluted -
Net income per common
 share                     $      0.32 $      0.22 $      0.52 $      0.44
Weighted average shares
 used in per share
 calculation -diluted        7,649,434   7,961,687   7,615,156   7,937,796

                          Williams Controls, Inc.
              Unaudited Condensed Consolidated Balance Sheets
                          (Dollars in thousands)

                                                   March 31,  September 30,
                                                      2006        2005
                                                  (unaudited)  (unaudited)
                                                  -----------  -----------
                     Assets
Current Assets:
   Cash and cash equivalents                      $       577  $     5,052
   Trade accounts receivable, net                      10,258        8,896
   Other accounts receivable                              403          579
   Inventories                                          5,804        4,433
   Deferred income taxes                                1,868        1,868
   Prepaid expenses and other current assets              739          308
      Total current assets                             19,649       21,136

Property, plant and equipment, net                      8,103        7,455
Deferred income taxes                                   2,760        3,520
Other assets, net                                       1,323        1,394
      Total assets                                $    31,835  $    33,505

      Liabilities and Stockholders’ Equity
Current Liabilities:
   Accounts payable                               $     5,811  $     5,449
   Accrued expenses                                     4,342        5,225
   Current portion of employee benefit
    obligations                                         1,692        1,439
   Current portion of long-term debt and capital
    lease obligations                                   2,847        5,503
      Total current liabilities                        14,692       17,616

Long-term debt and capital lease obligations            8,628        8,126
Employee benefit obligations                            6,516        6,934
Other long-term liabilities                               247          248

Stockholders' Equity:
   Preferred stock (Series C)                               -            -
   Common stock                                           444          467
   Additional paid-in capital                          33,316       36,093
   Accumulated deficit                                (25,998)     (29,963)
   Treasury stock                                        (377)        (377)
   Accumulated other comprehensive loss                (5,633)      (5,639)

      Total stockholders' equity                        1,752          581
      Total liabilities and stockholders' equity  $    31,835  $    33,505

Contact:
Dennis E. Bunday
Executive Vice President and
Chief Financial Officer
Telephone: (503) 684-8600